Exhibit 10.15

WHEREVER CONFIDENTIAL INFORMATION IS OMITTED HEREIN (SUCH DELETIONS ARE DENOTED BY AN ASTERISK), SUCH CONFIDENTIAL INFORMATION HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

AMENDED AND RESTATED CREDIT FACILITY

On January 19, 2006, FOR VALUE RECEIVED, Nevada Gold & Casinos, Inc., a Nevada corporation (“NGC”), as maker, whose principal place of business is 3040 Post Oak Blvd., Suite 675, Houston, Texas, 77056-6588, promises to pay to the order of * [name changed to the defined term “Lender” throughout this Agreement*], the principal sum of up to $55,000,000.00, together with interest on the unpaid principal balance, as advanced pursuant to the terms set forth below. All sums due under this Credit Facility are payable to Lender at *, or at any other place that Lender may designate in writing. Both Lender and NGC are collectively referred to as the “Parties.” Capitalized terms not otherwise defined in this Credit Facility have the same definitions as the January 2006 Security Agreement (“1/06 SA”) (which replaces the June 29, 2004, Amended and Restated Security Agreement), including Appendix I to the 1/06 SA, and if not included in the 1/06 SA, then the definition provided in the Uniform Commercial Code under the Texas Business & Commerce Code shall apply.

The Parties acknowledge that a prior version of this Credit Facility dated June 29, 2004, existed and that, until the date of this Credit Facility, the terms of the June 29, 2004, Credit Facility controlled the loan transactions described in it between Lender and NGC. However, this Amended and Restated Credit Facility controls the loan transactions between Lender and NGC from its effective date forward, and is referred to throughout this instrument as the “Credit Facility.”

I. Recitals

A. NGC and Lender desire to enter this Credit Facility and the 1/06 SA dated January 19, 2006;

B. Lender desires to loan to NGC up to an aggregate total of all outstanding indebtedness between Lender and NGC of $55,000,000.00, with advancements in the minimum amount of $250,000.00 to NGC, with this Credit Facility secured by the 1/06 SA and the Collateral; and

C. NGC desires to borrow up to an aggregate total of all outstanding indebtedness between Lender and NGC of $55,000,000.00, with advancements in the minimum amount of $250,000.00 from Lender; and

In consideration of these matters and of the mutual promises made in this Credit Facility, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged by the Parties, Lender and NGC agree as set forth below.

II. Agreements

A. General Terms. This Credit Facility shall be in the aggregate total amount not to exceed Fifty-Five Million and No/100 Dollars ($55,000,000.00) and shall be advanced to NGC in the minimum amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) each upon written request of NGC made to Lender at * (or to any other person designated by Lender). Lender agrees to advance to NGC pursuant to this Credit Facility a maximum amount of $55,000,000.00, and this amount shall be offset by any and all outstanding amounts of principal and interest due and owing at any one time by NGC to Lender under any and all debt obligations between the Parties.

For all advances under this Credit Facility, Lender shall advance funds by wire transfer to NGC within thirty days after receipt of NGC's written request delivered to *, with a copy to *, at the addresses and in the manner set forth under “Notices” in this Credit Facility. NGC shall bear the cost of all wire transfer fees and all fees payable to First Allied Securities, Inc. (“First Allied”), pursuant to the agreement between NGC and First Allied for any and all advances under this Credit Facility, which shall be deducted from the transferred funds, unless otherwise agreed. NGC has the right to draw funds under the terms of this Credit Facility until June 30, 2008 (“Maturity Date”), provided that all terms and conditions described in this Credit Facility or as defined in the 1/06 SA are, and continue to be, met. The total amount of principal and any accrued, unpaid interest, and any other amounts that may be due and owing to Lender by NGC shall be due and payable in full on the Maturity Date. NGC may from time to time request letters of credit from First Allied or Wells Fargo that relate to this Credit Facility. NGC shall bear any and all costs associated with the issuance of any letter of credit by any entity that relates to this Credit Facility, and shall reimburse Lender for any expenses charged to her that relate to the issuance of a letter of credit requested by NGC that relates to this Credit Facility. Any letter of credit issued on behalf of NGC shall not alone constitute an advance under this Credit Facility.

The right to draw funds under the terms of this Credit Facility shall end on the Maturity Date of June 30, 2008. No draw request submitted on or after May 31, 2008, shall be honored by Lender even if the total Credit Facility has not been exhausted.

B. Evidence of Debt and Security. All draws made by NGC under this Credit Facility shall be evidenced by a Promissory Note which shall be secured by the “Collateral” as described below. NGC shall execute any and all security agreements, UCC-1 forms, notices, pledges, powers of attorney, hypothecations, mortgages, assignments, or other security instruments, and shall surrender possession of any paper, instruments, securities, member interests, or other intangibles in which Lender may or might perfect a security instrument under the law governing the grant and perfection of security interests in any of the Collateral as Lender may reasonably require to be executed as and when each draw is made. Execution of any requested documents or security instruments referred to in this Credit Facility shall be condition precedent to any obligation on the part of Lender to fund any draw request made by NGC. Failure by Lender to demand the final execution of these documents prior to disbursement of any loan or draw to NGC shall not constitute a waiver of any requirement that NGC complete these documents upon Lender' request. Failure by NGC to comply with Lender' request for any of these documents within thirty days of the date of Lender' request shall constitute a Default and shall entitle Lender to declare a Default of this Credit Facility.

C. Procedure for Draws. The method of draw under this Credit Facility shall be upon written request of NGC made to Lender at * (or to any other person designated by Lender) with a copy contemporaneously delivered to Lender' financial adviser, with a copy to Lender' attorney, at the addresses and in the manner set forth under “Notices” in this Credit Facility. Each draw request must include the following materials as conditions precedent to Lender making the draw:

1. A statement of management detailing the utilization and disposition of the funds advanced under this Credit Facility by Lender to NGC at any time from and after the date of this Credit Facility.

2. A statement by management of all liens, attachments, suits, actions, petitions, applications, or other legal process served upon NGC since the last application for draw under this Credit Facility was submitted together with a brief description of the matter involved and a statement of whether management intends to establish a loss reserve with relation to the action. This provision applies only to matters that have the potential to have any financial effect on NGC, and does not apply to matters that affect only third parties (such as a garnishment of wages of an employee for child support).

3. A statement of management detailing the intended utilization and disposition of the funds which are sought to be drawn.

4. A statement by management that the corporation is not, as of the date of the draw, insolvent and that it is not likely to be rendered insolvent by virtue of incurring the draw being sought.

5. An affirmative statement by management that the Collateral tendered under the January 2006 Security Agreement shall be extended as Collateral to protect the full value of the draw requested.

6. An affirmative statement by management that since the date of the most recent unaudited quarterly financial statements of NGC, no material adverse change in the financial condition of NGC has occurred; that no event has occurred that would constitute an Event of Default or that would materially diminish or impair the secured position of Lender in the Collateral securing this Credit Facility; and that, with respect to every entity that is a maker, obligor, debtor, or guarantor under this Credit Facility or under any document incorporated by reference into this Credit Facility, no tax has been assessed that is past due as of this date; no obligation to withhold and pay over funds that has become due is unpaid; and no liens, attachments, garnishments, or other non-consensual secured claims have arisen that have not been previously reported to Lender.

7. A certificate from the Secretary of NGC that the Board of Directors resolution authorizing this transaction has not been amended or rescinded and remains in full force and effect.

Items 1-6 may be combined into one document that must be signed in person by at least one member of management with the full power and authority to bind NGC. In addition, NGC shall promptly provide to Lender prior to any advance being made if she or her representative requests any of the following documents:

A copy of the most recent audited financial statements of the corporation as filed with the United States Securities and Exchange Commission.

A copy of the most recent un-audited statements of management of the corporation for the fiscal quarter immediately proceeding the date of each draw request filed with the United States Securities and Exchange Commission.

D. Obligation to Fund. Provided that the following conditions are met, Lender shall fund each draw request within thirty days after the draw notice is received. The conditions that must be fulfilled prior to Lender being liable to fund any draw request are as follows:

1. The total amount of outstanding funds on account of principal, unpaid interest, costs, fees, and/or any other items that Lender has or may have a right to collect under any and all promissory notes executed by NGC in favor of Lender, whether pursuant to this Credit Facility or any other debt or obligation owing to Lender by NGC, as of the date of each draw request may not exceed the total of the Credit Facility specified in Paragraph numbered II(A) above.

2. All conditions specified in Paragraphs II(B) and (C) above must have been met.

3. No Event of Default as specified in this Credit Facility or as set forth in any Note or Security Instrument of any kind executed by NGC (or any guarantor or accommodation party related in any way to NGC) may have occurred. This provision shall include (but is not limited to) events of default in which the actual facts giving rise to a default have occurred regardless of whether a default has been declared by Lender and regardless of whether Lender is aware of those facts upon the date the draw request is made.

4. NGC has executed and delivered to Lender any Security Instruments as Lender may reasonably request under the terms of this Credit Facility.

5. NGC has procured and delivered all certificates of vote, consents to transfer, waivers, powers, acknowledgments, or other security instruments from any third party, related or unrelated, that are necessary in the judgment of Lender' attorneys to provide security interests to Lender that effectively vest Lender with the authority to reach and apply so much of the maker's interest in the Collateral as may be necessary to pay the liabilities incurred under this Credit Facility and under any Notes or Security Instruments executed pursuant to this Credit Facility.

E. General Condition of Funding. Despite any language to the contrary contained anywhere within this agreement, Lender shall be under no obligation to fund any draw request if Lender reasonably believes in good faith that any of the following are true:

1. At the date of any draw request any of the conditions of Paragraph II(C) above are not satisfied.

2.  That the facts and circumstances as reflected within the draw request materials give rise to a reasonable, good faith belief by Lender that the requested draw requested will be unsecured.

3. At the date of the request the materials supplied by NGC with the draw request do not grant Lender assurance that:

a. the purpose of the draw is for a legitimate business purpose,
b. NGC is not insolvent as of the date of the draw request, or
c. NGC will not be rendered insolvent by the grant of the draw request and the utilization of funds as specified by management with its draw request.

4. NGC is, or is about to be, engaged in litigation or arbitration of any nature against Lender.

Lender has no obligation whatsoever to exercise her discretion for the benefit of NGC upon any standard of care or review that might be read as requiring any standard of judgment other than Lender' reasonable, good faith belief in facts as set forth in this Section.

F. Commitment Fee. NGC shall pay to Lender a commitment fee of 0.25% per annum on any and all available funds under this Credit Facility that are not drawn by NGC. This commitment fee shall be calculated based on the average daily balance of available funds during each calendar quarter. The commitment fee shall be payable to Lender for each calendar quarter on or before the fifth day of the first month of the immediately following calendar quarter, with the calculation of this fee beginning on the date of this Credit Facility. The first payment of this fee was due and paid by NGC on or before October 5, 2004. Copies of the commitment fee calculation, the check made payable to Lender, and any accompanying correspondence to Lender shall be sent contemporaneously by facsimile or e-mail (in PDF format) to Lender' attorney/counsel, *, at her facsimile number or e-mail address below.

G. Payment Terms. NGC agrees to pay the sums under this Credit Facility as follows:

1. payment of interest only through June 30, 2008, payable monthly on or before the last day of each month by check made payable to *,” and accompanied by a letter setting forth the principal amount outstanding, the method of calculating interest, and the amount of interest paid, with copies of the check and all other correspondence included with Lender's check sent contemporaneously by facsimile or e-mail (in PDF format) to Lender's attorney/counsel, *, at her facsimile number or e-mail address set forth below;

2. payment of the commitment fee shall be made as provided in that section, with the checks made payable to “*”;

3. all payments must be received by Lender on or before the applicable due date in order for the payment to be timely, and they must be received by Lender on or before the fifth day after Lender gives notice to NGC of the late payment to avoid a Default by NGC;

4. on any funds obtained by NGC under the Credit Facility and then loaned by NGC to any third party or to any fully or partially-owned subsidiary of NGC (collectively, a “third party”), if NGC is repaid any principal by a third party, then NGC must pay to Lender the corresponding amount of principal NGC obtained under the Credit Facility within five business days of its receipt of the third party principal repayment; and

5. the entire principal amount outstanding, plus any outstanding interest, shall be due and payable to Lender in full on or before the Maturity Date.

Time is of the essence for all payment provision of this Credit Facility and of every Note and Security Instrument executed pursuant to it.

H. Interest Rate. The unpaid principal balance under this Credit Facility shall bear interest at the rate of eight and one-half percent (8½%) per annum until paid. Any matured, unpaid amount of principal shall bear interest at the rate of eleven percent (11%) per annum until paid. If any payment of interest is not made on or before its due date, then the interest rate on that payment shall increase to 11% from the date on which that interest payment began accruing through the date on which the late interest payment is paid in full (this provision shall not apply if the late payment is caused solely by a third party carrier in delivering the payment to Lender if NGC has sent the payment for delivery in a properly addressed Federal Express, Airborne Express, United Parcel Service, or Lone Star Overnight package with delivery charges prepaid or charged to NGC's account and the package is sent via next day overnight delivery at least one business day in advance of the due date, or two business days if the due date is not a business day - NGC shall not use United States Postal Service overnight or next day delivery service for any payments). In the event of a Default by NGC, the interest rate on the entire outstanding principal amount shall increase to eleven percent (11%) per annum as of the date through which the last interest payment was duly made and shall continue at that rate until the entire outstanding amount of principal and interest is paid in full.

I. Collateral. Payment of all sums due, and performance of all Obligations by NGC under this Credit Facility and under the terms of any and all Notes and Security Instruments executed pursuant to this Credit Facility shall be secured by ALL ASSETS of NGC, including but not limited to the following specific assets [these specific items of Collateral are more particularly described in the Schedule of Collateral, Notes, Security Interests, and Ownership Interests attached to the 1/06 SA (the “Schedule”)], and all proceeds of all of NGC's assets:

1. a continuing security interest in all of NGC's interest in BHG, including but not limited to NGC's revenues from BHG and from NGC's ownership interest in BHG;

2. a continuing security interest in all of BHG's interest in the Isle of Capri Black Hawk, L.L.C. (“IC-BH”), including but not limited to BHG's revenues from and undivided percentage interest in the assets of IC-BH, and all of the rights, but none of the obligations, of BHG under the Operating Agreement;

3. all proceeds, earnings, cash, and funds received by BHG, including, but not limited to, all cash and funds and/or other property received from IC-BH;

4. all other investment property and other property, rights, or interests of any description at any time issued or issuable to BHG or held in any securities account as an addition to, in substitution or exchange for, or with respect to BHG's interest in IC-BH, including without limitation additional percentages or interests issued or given as a result of any amendment, reclassification, split-up, dissolution, or other limited liability company reorganization or property distributed pursuant to a reorganization or amendment of the Operating Agreement;

5. all distributions, proceeds, monies, income, and benefits arising from, by virtue of, or payable with respect to BHG's interest in IC-BH or NGC's interest in BHG;

6. any and all notes receivable and/or cash flow rights granted to NGC from investments in any and all projects financed in whole or in part through the loan proceeds from this Credit Facility, all of which are assigned to Lender pursuant to the multiple Collateral Assignments of Notes, Security Interests, and Membership Interests dated January 19, 2006 (and any and all loans made by NGC to any related entity or third party are presumed to be made with proceeds from this Credit Facility);

7. the promissory notes described in the multiple Collateral Assignments of Notes, Security Interests, and Membership Interests dated January 19, 2006, as amended and updated from time to time (the “Collateral Assignments”);

8. the ownership interests in subsidiaries and other entities held by NGC as described in the Collateral Assignments as amended and updated from time to time; and

9. all distributions, proceeds, monies, income, and benefits arising from, by virtue of, or payable with respect to the promissory notes, collateral, and ownership interests described in the Collateral Assignments as amended and updated from time to time.

Lender shall maintain possession of the Collateral and any and all assignments and powers of attorney necessary to enforce her security interest in any or all of the Collateral until any and all amounts due under this Credit Facility are paid in full and this Credit Facility is terminated, and/or until she exercises her rights against the Collateral in an Event of Default.

Notwithstanding the provisions of this Section or Section II(L), if NGC invests in a new subsidiary or acquires assets and the investment or acquisition is financed in whole or in part by a third party lender (and no proceeds of the Credit Facility are used by NGC to finance the investment or acquisition), then the “Collateral” as defined above shall not include NGC's ownership interest in the new subsidiary or the acquired assets. Lender agrees to file a UCC-3 terminating any security interest Lender would otherwise have in NGC's ownership interest in the new subsidiary or the acquired assets and shall provide, upon the reasonable request of NGC or its third party lender, written confirmation that the Collateral for the Credit Facility does not include NGC's ownership interest in the new subsidiary or the acquired assets.

J. Perfection and Protection of Collateral; Indemnification. NGC shall cause the execution of any instrument reasonably necessary to carry out the terms of and its Obligations under this Credit Facility and any accompanying or related Promissory Note and/or Security Instrument. NGC shall cause any entity in which it has the right or power to produce an affirmative and effective act to execute guarantees, notes, and security instruments as reasonably necessary to carry out this Credit Facility and to ensure the broadest and most effective Security Interest in the Collateral for Lender for all funds advanced under this Credit Facility. NGC shall bear the cost of perfection of all security interests granted under this Credit Facility in any applicable or desirous jurisdiction as necessary to protect Lender, and, in addition, as may be directed by Lender or her attorney in her sole and exclusive discretion. NGC shall be the guarantor of the perfection of security interests under this Credit Facility and no failure on the part of Lender to perfect shall inure to the benefit of NGC or any assignee, holder, or trustee in bankruptcy as any failure of this type shall be deemed the fault and to the prejudice of NGC and its estate. NGC shall execute any and all documents reasonably necessary to carry out the provisions of all of this Credit Facility and any Note or Security Instrument executed pursuant to this Credit Facility. NGC shall pay all costs and all actual attorneys' fees incurred by Lender in connection with this Credit Facility, the execution of any documents under it, and the perfection of any security interests under it within ten days of presentation to it of these charges. NGC also agrees that it will use its best efforts to protect the Collateral; to prevent any loss, theft, substantial damage, destruction, sale, or encumbrance to or of any of the Collateral; and to defend against any actual or attempted levy, seizure, or attachment of or on any of the Collateral.

In the event Lender finds it necessary to take action to protect the Collateral against the actions of third parties or against any wrongful conduct of NGC, or in the event that Lender finds any failure by NGC to use its best efforts to protect the Collateral, NGC agrees that it shall indemnify Lender for any attorney's fees, court costs, and any and all other expenses incurred in her efforts to protect the Collateral. NGC understands and agrees that it shall promptly pay Lender for any and all of these expenses and shall do so, from time to time, as reasonably necessary to fund and maintain the litigation so that Lender shall not be required to expend her own funds on this litigation while pending, In no event shall these attorney's fees and expenses be paid later than thirty days after the date on which they are submitted to NGC.

K. Default. NGC will be in default of this Credit Facility and of each and every Note and Security Instrument executed pursuant to this Credit Facility if any of the following happens (“Default” or “Event of Default”):

1. NGC fails to timely make any principal payment at maturity;

2. on any funds obtained by NGC under the Credit Facility and then loaned by NGC to any third party or to any fully or partially-owned subsidiary of NGC (collectively, a “third party”), if NGC is repaid any principal by a third party and NGC fails to pay to Lender the corresponding amount of principal it obtained under the Credit Facility within five business days of its receipt of the third party principal repayment, then NGC shall be in Default;

3. Lender does not receive an interest payment on or before the fifth day after Lender gives notice to NGC of the late payment;

4. NGC defaults under any loan, extension of credit, security agreement, purchase or sales agreement, contractual obligation, or any agreement in favor of any creditor or person (as “default” is defined in that instrument and after giving effect to all applicable cure periods) and that default results in NGC owing, through default and/or acceleration, an amount in excess of $3 million;

5. NGC defaults on its agreement and/or subordinated loan agreement with * dated on or about June 29, 2004;

6. NGC fails to timely comply with the Obligations (other than those Obligations specifically identified in this Section);

7. NGC breaches any covenant, representation, or warranty in this Credit Facility, the 1/06 SA, or in any other Note or Security Instrument executed pursuant to this Credit Facility, and NGC does not cure that breach within thirty days after the breach, and NGC agrees to give Lender prompt notice of the breach;

8. NGC makes an assignment for the benefit of creditors, files for bankruptcy protection, is adjudicated insolvent, a receiver is appointed for any wholly or partially owned entity in which NGC is a member, partner, shareholder, or equitable holder of any type, or any involuntary proceeding is commenced against NGC under any bankruptcy or insolvency laws and that involuntary proceeding is not dismissed within sixty days after it is filed;

9. NGC grants or attempts to grant to any third party a lien on the Collateral without complying with the procedure and provisions in Section II(L) below; and/or

10. a final, non-appealable judgment in litigation or arbitration is entered against NGC where the total amount of the judgment, including actual damages, pre- and post-judgment interest, attorney's fees, court costs, and/or punitive damage, exceeds $3 million.

If an Event or Default occurs, then Lender shall have all of the rights and remedies available to her under the law as well as all of those set forth in this Credit Facility and in the 1/06 SA.

L. Additional Liens. The parties specifically contemplate that Lender shall be fully secured and protected in the loans made under the terms of this Credit Facility and any Notes or Security Instruments executed pursuant to this Credit Facility. All references in this Section to “NGC” expressly include BHG, and BHG may not grant a second or any other lien or encumbrance of any kind on any of the Collateral without complying with the provisions of this Section. Before NGC may place a second or any other lien on any or all of the Collateral in favor of anyone other than *, NGC must give Lender, through her counsel (*) and her financial advisor (*), formal written notice of the name of the proposed second or other lienholder (if known) and of the specific terms and conditions of the proposed loan transaction for which the second or other lien would be granted (including but not limited to the closing date, interest rate, principal amount, and maturity date), and Lender shall have seven business days from the date on which the notice is received by her to notify NGC of her desire to make the loan herself. NGC agrees to promptly provide Lender, through her counsel (*) and her financial advisor (*), with any documentation she requests related to the proposed transaction with the third party in order to assist her in making her decision. If Lender does not respond within seven business days, Lender shall be presumed to have declined to make the loan herself. NGC shall give Lender, through her counsel (*) and her financial advisor (*), informal notice of its intent or desire to obtain additional financing and grant a second or other lien on the Collateral as far in advance as is practicable, which is presumed to be approximately thirty days before the contemplated closing date of the transaction. NGC is not required to resubmit to Lender any financing resulting in a second or other lien if the closing date, interest rate, principal amount, and/or maturity date on the final loan transaction are equal or less favorable to Lender than the original terms proposed by NGC.

In the event NGC complies with this notice provision and is allowed to grant a second or other lien on the Collateral, NGC agrees that it must comply with all of the following provisions before it may grant an effective second or other lien on the Collateral:

1. Any second or other lien given on the Collateral must be made expressly subordinate to Lender's lien. NGC shall ensure that the paperwork documenting the transaction with the second or other lienholder properly notifies the second and/or other lienholder of the existence of Lender's first lien and that the second and any other lienholder clearly acknowledges Lender's existence and status as first lienholder on all of the Collateral and that the subsequent lienholder's debt and security interest is subordinated to Lender.

2. NGC shall ensure that the paperwork documenting the transaction with the second and any other lienholder clearly instructs the second and any other lienholder that it may not even attempt to collect or execute on the Collateral without first ensuring that the entire first lien balance is paid in full and all loan or credit transactions between NGC and Lender are completely terminated and are no longer in effect. The second and any other lienholder must be required to give notice of any default by NGC to NGC and Lender's counsel concurrently before the second or any other lienholder may exercise any collection efforts against the Collateral.

3. NGC shall defend, at its own expense, against any claims by any lienholders other than Lender against the Collateral.

4. NGC shall keep Lender' counsel informed of the status of any second and any other lien and of any default or alleged default by NGC on the transaction secured in whole or in part by the second and/or other lien, and shall reimburse Lender for any and all attorney's fees, court costs, and expenses incurred by Lender that Lender or her counsel deemed necessary to protect the Collateral within thirty days after the submission of an invoice for the fees or expenses to NGC by Lender's counsel.

5. NGC shall provide Lender's counsel with fully-executed copies of all documents related to any transaction giving any third party a second or other lien on any or all of the Collateral within three business days of the last signature date on the transaction or the date the transaction is funded, whichever is earlier.

6. NGC provided to Lender's counsel on or before June 29, 2004, copies of the fully-executed documents related to the transaction giving * a second lien, and those documents required * and his counsel to provide counsel for Lender (as set forth below) with copies of any and all notices, including but not limited to notice of default, that arise from or relate to any of his agreements with NGC that relate in any way to the second lien. NGC acknowledges that its agreement with * expressly and clearly states that his lien on the Collateral is subordinate to Lender's lien and security interest.

For the purposes of this Section, NGC agrees that these restrictions on its ability to grant security interests shall apply equally as restrictions upon its ability to authorize, vote, contract for, assent to, suffer, or tolerate the creation of security interests in the Collateral by any entity or party that is a guarantor or accommodation party under this Credit Facility. NGC shall take all actions, and use best efforts, to ensure that any of these entities or parties does nothing to grant security interests after the effective date of this Credit Facility that, if granted by NGC, would offend the provisions of this Section.

For the purposes of this section, additional “liens,” “encumbrances,” or “security interests” shall be interpreted as including, but shall not be limited to, security agreements, mortgages, deeds of trust, pledges, conditional sales agreements, hypothecations, possessory security interests, or any other method by which NGC may grant to a third party the right to seize, attach, levy upon, possess, or otherwise liquidate an interest in property to ensure the repayment of a monetary or other legally or equitably enforceable obligation.

M. Notice of Default. Lender is not required to provide NGC with any notice whatsoever of any Default by NGC or any failure of NGC to timely make the principal payment when due, save and except that Lender must give notice of a late interest payment before that late payment is deemed a Default as described in Section II(K)(3) above. However, failure by Lender to give notice of a late interest payment to NGC does not relieve NGC of its obligation to make the payment or of the application of the default interest rate upon the failure to timely make the interest payment as provided in Section II(H) above.

N. Remedies upon Default. Upon Default by NGC of this Credit Facility or upon NGC's default of any provision of any Note or Security Instrument executed pursuant to the terms of this Credit Facility, Lender shall have any and all rights, remedies and actions that Lender may have at law, equity, or otherwise for breach of the entirety of this Credit Facility. In addition, but not in any way limiting the remedies set forth above, Lender shall have the following rights:

1. Lender shall have the right to declare a default and to give public and private notice of the default.

2. Lender shall have the right to accelerate the payment of and demand payment of all amounts due under this Credit Facility and under the terms of any or any part of the Notes and Security Instruments executed pursuant to this Credit Facility. Lender shall also have the right to advance the Maturity Date of this Credit Facility and to refuse any further draw requests.

3. Lender shall have the right to demand payment and to take any lawful action against any guarantor or accommodation party without respect to priority or any doctrine or requirement of marshaling or equitable estoppel.

4. Lender shall have the right to proceed with respect to any Collateral in which Lender holds a security interest to the benefit of Lender in any order and against any type of Collateral, without restriction.

5. Lender may enjoin NGC, in any court of competent jurisdiction, from taking any action to prevent Lender from becoming a registered owner de jure of any security, member interest, or other equitable or legal interest which may inure to Lender by virtue of her exercise of her right under this Credit Facility to accept ownership of any Collateral in lieu of proceeding with a disposition of the Collateral. Lender may similarly have mandamus against NGC in any court of competent jurisdiction to take any action required under the laws, articles, agreements, bylaws, or other legally binding instruments applicable to any property accepted by Lender in lieu of disposition of any Collateral to perfect and vest Lender with all of the rights which NGC had in that property.

6. Lender shall not be required to give notice of default or to permit cure by NGC prior to exercising any rights Lender may have under this Credit Facility or under any Note or Security Instrument executed pursuant to this Credit Facility except where notice or the right to cure is specifically and unambiguously required.

O. Change in Control. In the event of a “Change in Control,” then Lender shall have the option to terminate this Credit Facility and declare the entire unpaid principal and accrued interest (if any) due and payable from the proceeds of the transaction upon closing of the transaction resulting in a Change in Control. NGC agrees to promptly inform any purchasing company or shareholder of this obligation prior to the closing of the transaction.

For purpose of this Credit Facility, a “Change in Control” of NGC shall mean and shall be deemed to have occurred if:

1. A sale, transfer, or other disposition by NGC through a single transaction or a series of transactions of securities of NGC representing Beneficial Ownership (as defined below) of fifty (50%) percent or more of the combined voting power of NGC's then outstanding securities to any “Unrelated Person” or “Unrelated Persons” acting in concert with one another. For purposes of this definition, the term “Person” shall mean and include any individual, partnership, joint venture, association, trust corporation, or other entity [including a “group” as referred to in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“1934 Act”)]. For purposes of this definition, the term “Unrelated Person” shall mean and include any Person other than the Holder, NGC, a wholly-owned subsidiary of NGC, or an employee benefit plan of NGC; provided however, a sale to underwriters in connection with a public offering of NGC's securities pursuant to a firm commitment shall not be a Change of Control.

2. A sale, transfer, or other disposition through a single transaction or a series of transactions of all or substantially all of the assets of NGC to an Unrelated Person or Unrelated Persons acting in concert with one another.

3. A change in the ownership of NGC through a single transaction or a series of transactions such that any Unrelated Person or Unrelated Persons acting in concert with one another become the “Beneficial Owner,” directly or indirectly, of securities of NGC representing at least fifty (50%) percent of the combined voting power of NGC's then outstanding securities. For purposes of this Credit Facility, the term “Beneficial Owner” shall have the same meaning as given to that term in Rule 13d-3 promulgated under the 1934 Act, provided that any pledgee of voting securities is not deemed to be the Beneficial Owner of the securities prior to its acquisition of voting rights with respect to the securities.

4. Any consolidation or merger of NGC with or into an Unrelated Person, unless immediately after the consolidation or merger the holders of the common stock of NGC immediately prior to the consolidation or merger are the beneficial owners of securities of the surviving corporation representing at least fifty (50%) percent of the combined voting power of the surviving corporation's then outstanding securities.

P. Limitation on Use of Credit Facility Proceeds. NGC may use the proceeds from this Credit Facility for any legitimate business purpose. However, NGC agrees and understands that it may not use any of the loan proceeds from this Credit Facility to fund litigation or arbitration against Lender or to defend against litigation or arbitration instituted against NGC by Lender.

Q. Prepayment. NGC may prepay without any penalty any of the principal or accrued interest drawn through this Credit Facility at any time and from time to time. In the event NGC prepays under this Credit Facility, the prepayment shall first be applied to costs, fees, and other charges (if any) under this Credit Facility and/or the terms of any Note or Security Instrument issued pursuant to this Credit Facility, then to interest and then to the principal amount outstanding. If NGC pays any principal amount outstanding prior to the Maturity Date, the payment shall not prevent NGC from drawing up to the maximum amount available under the terms of this Credit Facility after the payment is received by Lender. Because this Credit Facility is a revolving credit facility, NGC shall be able to draw any amounts of at least $250,000.00 from Lender freely and without any objection from her during the term of this Credit Facility (i) as long as NGC does not attempt to draw an amount that would cause NGC's total outstanding indebtedness to Lender under the Note, this Credit Facility, and any other indebtedness between the Parties to exceed $55,000,000.00, and/or (ii) as long as NGC is not in Default, and/or (iii) any draw request comports with all other requirements for a draw under the terms of this Credit Facility.

R. Usury Savings Clause. The Parties to this Credit Facility intend to comply with the usury laws applicable to this Credit Facility. Accordingly, the Parties agree that no provision in this Credit Facility or in any related documents (if any) shall require or permit the collection of interest in excess of the maximum rate permitted by law. If any excess interest is provided for or contracted for in this Credit Facility, or charged to NGC or any other person responsible for payment, or received by Lender, or if any excess interest is adjudicated to be provided for or contracted for under this Credit Facility or adjudicated to be received by Lender or her heirs, successors, or assigns, then the Parties expressly agree that this Section shall govern and control and that neither NGC nor any other party liable for payment of the Credit Facility shall be obligated to pay the amount of excess interest. In the event that it is finally determined by a court of competent jurisdiction that the effective rate of interest charged NGC under the terms of this Credit Facility would violate any applicable usury law, then the rate of interest shall be construed as being the maximum rate permissible under law up to the rates stated within this Credit Facility. Any excess interest that may have been collected shall be, at Lender's option, either applied as credit against any unpaid principal amount due or refunded to NGC. The effective rate of interest shall be automatically subject to reduction to the maximum lawful contract rate allowed under the usury laws of the State of Texas as they are now or subsequently construed by the courts of the State of Texas.

S. Formalities Fixing Liability. NGC, by its signature below, waives demand, presentment for payment, notice of protest, notice of intent to accelerate, notice of acceleration, dishonor, and any and all other statutory or common law formalities necessary to fix liability under this Credit Facility or required as a condition precedent to filing of any action at law, equity, or otherwise, except as specifically provided in this Credit Facility.

III. Miscellaneous Provisions

A. Further Assurances. NGC agrees to execute all other documents and instruments reasonably requested by Lender or her attorney to effectuate the intent of this Credit Facility upon written request by Lender or her attorney after the date of this Agreement.

B. Waiver. In the event of a Default as defined in Section II(K) above or in the 1/06 SA, NGC (a) waives presentment for payment, notice of protest, notice of intent to accelerate, notice of acceleration, and all other notices, filing of suit, and diligence in collecting this Credit Facility or enforcing any other security with respect to this Credit Facility, although Lender agrees that she must comply with all UCC requirements for sale of collateral except as expressly agreed in this Credit Facility or in the 1/06 SA; (b) agrees to any substitution, surrender, subordination, waiver, modification, change, exchange, or release of any security or the release of the liability of any Parties primarily or secondarily liable on this Credit Facility; and (c) consents to any extension or postponement of time for payment of this Credit Facility and to any other indulgence with respect to this Credit Facility without notice. No failure or delay on the part of Lender in exercising any of her rights, powers, or privileges under this Credit Facility shall operate as a waiver of that right, power, or privilege.

C. Amendment or Modification. This Credit Facility may not be modified or amended in any way unless the modification or amendment is in writing and is signed by all Parties. Any document purporting to amend or modify this Credit Facility shall be of no force or effect unless the document expressly states that it is intended to amend or modify the Credit Facility and it is signed by all Parties to this Credit Facility.

D. Attorneys' Fees and Costs of Litigation. If all monies due and owing under this Credit Facility are not paid in full at maturity, regardless of how the maturity may be brought about, or if, after an Event of Default, this Credit Facility is collected or attempted to be collected through the initiation or prosecution of any suit or through any probate, bankruptcy, or any other judicial proceedings, or is placed in the hands of an attorney for collection, NGC shall pay, in addition to all other amounts owing under this Credit Facility, all actual expenses of collection, all court costs, and actual attorney's fees incurred by Lender upon demand for payment by Lender or her attorney.

E. Authority. NGC represents that it has full power, authority, and legal right to execute and deliver this Credit Facility and the 1/06 SA, and that this Credit Facility and the 1/06 SA constitute valid and binding obligations of NGC. BHG represents that it has full power, authority, and legal right to execute and deliver the 1/06 SA and the 1/06 SA constitutes a valid and binding obligation of BHG.

F. Governing Law and Venue. This Credit Facility and the rights and obligations of the Parties under this Credit Facility shall be governed by the laws of the United States of America and by the laws of the State of Texas, and is performable in Montgomery County, Texas. Chapter 346 of the Texas Finance Code does not apply to this Credit Facility. Any action brought to enforce the terms of this Credit Facility or of any Note or Security Instrument executed pursuant to this Credit Facility, if brought by NGC, shall be brought in a District Court sitting in Montgomery County only, and, if brought by Lender, may be brought in any District Court sitting in Montgomery County or in any other court of her choosing have personal and subject matter jurisdiction to adjudicate the suit as filed.

G. Business Day.  If any action is required or permitted to be taken under this Credit Facility on a Sunday, legal holiday, or other day on which banking institutions in the State of Texas are authorized or required to close, the action shall be taken on the immediately preceding business day, and, to the extent applicable, interest on the unpaid principal balance shall continue to accrue at the applicable rate.

H. Notices. Any and all notices or communications related in any way to this Agreement may be given by certified mail with return receipt requested, by receipted courier, by overnight delivery service, or by hand delivery and sent to the persons at the addresses set forth for each party below, or they may be given by facsimile transmission or by e-mail transmission if the intended recipient has affirmatively stated that notice may be delivered by facsimile or e-mail and the intended recipient has provided a valid facsimile number and/or e-mail address. Any notice delivered by facsimile or e-mail sent or for which a return receipt is received at any time before 5:00 p.m. on a business day shall be deemed to be delivered on that date. Any facsimile or e-mail notice not received by 5:00 p.m. on a business day shall be deemed to be received on the first following business day.

Notices to NGC:	with a copy sent contemporaneously to:

H. Thomas Winn, President	Larry Heinkel, General Counsel
Nevada Gold & Casinos, Inc.	Nevada Gold & Casinos, Inc.
3040 Post Oak Blvd., Suite 675	3040 Post Oak Blvd., Suite 675
Houston, Texas 77056-6588	Houston, Texas 77056-6588
Facsimile number: (713) 621-6919	Facsimile number: (713) 621-6919
E-mail address: twinn@nevadagold.com	E-mail address: lheinkel@nevadagold.com
Notice may be delivered by facsimile or	Notice may be delivered by facsimile or
e-mail with proof of receipt.	e-mail with proof of receipt.

Notices to Lender:

*

with copies sent contemporaneously to:

*

NGC understands and agrees that any notice given or attempted to be given by it to Lender is not effective unless the notice was contemporaneously provided to all other persons identified above or subsequently identified to NGC by Lender and shall be deemed to have been given to Lender upon providing notice to * and * as set forth above. Any of the above contact information or designated representatives for the purpose of notice may be changed by a party or an authorized representative of a party providing written notice in the manner set forth above to the other party, and the new contact information or representative will then become effective. For all purposes under this Credit Facility, any notice given by * or *or other any other legal counsel or financial advisor designated by Lender) on behalf of Lender shall constitute notice by Lender.

I. Non-Assignability; Binding Effect. NGC may not assign any of its rights or remedies under this Credit Facility to any other person or entity without the express written consent of Lender. Lender may assign any of her rights or remedies under this Credit Facility to any other person or entity at any time and for any reason, and the consent of NGC shall not be required for any assignment to be effective. This Credit Facility and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits of it shall be binding upon and shall inure to the benefit of the Parties executing this Agreement and their respective heirs, successors, and allowed assigns.

J. Provisions are Several. Each part of this Credit Facility is intended to be several. If any term, covenant, condition, or provision of this Credit Facility is determined by a court of competent jurisdiction to be illegal, invalid, or unenforceable for any reason whatsoever, the illegality, invalidity, or unenforceability shall not affect the legality, validity, or enforceability of the remaining parts of this Agreement, and all remaining parts shall be legal, valid, and enforceable and have full force and effect as if the illegal, invalid, and/or unenforceable part had not been included. If any term, covenant, condition, or provision of this Credit Facility is illegal, invalid, or unenforceable, an interpretation, all controversies, presumptions or interpretations which may be made in a manner protective of the rights and secured status of Lender shall be so interpreted.

K. Incorporation of Other Documents; Final Integration. The Parties agree that (1) the January 2006 Security Agreement dated January 19, 2006; (2) the Schedule of Collateral, Notes, Security Interests, and Membership Interests attached to the January 2006 Security Agreement; (3) any and all Notes or Security Instruments issued pursuant to this Credit Facility; (4) the multiple Commercial Pledge Agreements; (5) the multiple Guarantees; and (6) the multiple Collateral Assignments of Notes, Security Interests, and Membership Interests dated January 19, 2006, are all incorporated by reference in this Credit Facility for all purposes as if fully set forth at length, and that these documents are collectively referred to as the “Credit Facility Documents.” The Credit Facility Documents are the final integration of the complete agreement between the Parties regarding the grant of a Credit Facility by Lender to NGC. All prior agreements, representations, negotiations, and offers are merged into the terms of the Credit Facility Documents, although no preexisting rights or remedies of Lender, including but not limited to perfection of security interests in any Collateral, under the June 29, 2004, Credit Facility and Amended and Restated Security Agreement are intended to be extinguished by the merger of the Credit Facility Documents. The Credit Facility Documents completely express the entirety of the agreement between the Parties.

Dated the 19th day of January, 2006.

Maker:

Nevada Gold & Casinos, Inc.

By:
H. Thomas Winn, Chief Executive Officer

Holder:

*

Agreed and acknowledged solely for the collateral pledged as security in Section II(I)(2) through (5) above and all other provisions related to that collateral:

Black Hawk Gold, Ltd.

By:
H. Thomas Winn, President